SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 16, 2007

CVS CORPORATION
(Exact Name of Registrant
as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-01011	050494040
(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive
Woonsocket, Rhode Island	02895
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

      Item 8.01 Other Events

           CVS Corporation, a Delaware corporation (“CVS”), entered into an Agreement and Plan of Merger (as the same was amended on January 16, 2006 and as the same may be amended going forward in accordance with its terms, the “Merger Agreement”) dated November 1, 2006 with Caremark Rx, Inc., a Delaware corporation (“Caremark”), and Twain MergerSub Corp., a Delaware corporation and wholly owned subsidiary of CVS (“Merger Sub”). On January 16, 2007, CVS granted Caremark a waiver under the Merger Agreement to, and Caremark agreed that it will, effect a special cash dividend in an amount equal to $2.00 per outstanding share of Caremark common stock. Such special cash dividend will be declared by Caremark prior to the effective time of the merger and will be paid at or immediately following the effective time of the merger. Payment of this special cash dividend is conditioned on the completion of the merger. CVS and Caremark also agreed that, after the completion of the combination of CVS and Caremark, the combined company will effect an accelerated share repurchase transaction whereby the combined company will retire 150 million shares of common stock of the combined company (approximately 9.8% of the combined company’s pro-forma outstanding shares after giving effect to the merger).

      Item 9.01 Financial Statements and Exhibits

        Exhibit No.

       99.1       Waiver Agreement dated as of January 16, 2007 between CVS Corporation and Caremark Rx, Inc. with respect to the Agreement and Plan of Merger dated as of November 1, 2006 among CVS Corporation, Caremark Rx, Inc. and Twain MergerSub Corp., as amended

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS CORPORATION

Date:	January 18, 2007	By:	/s/ Douglas A. Sgarro

			Name:	Douglas A. Sgarro
			Title:	Executive Vice President
and Chief Legal Officer